SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 31, 2007
FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (229) 226-9110
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On August 30, 2007, Flowers Foods, Inc. (the “Company”) and Jimmy M. Woodward entered into an Employment Agreement (the “Agreement”), which will become effective on September 15, 2007 (the “Effective Date”), the date of Mr. Woodward’s previously announced retirement as Senior Vice President and Chief Financial Officer of the Company. The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
          Pursuant to the Agreement, Mr. Woodward will be retained as an employee of the Company commencing on the Effective Date and terminating on February 28, 2010. Mr. Woodward has agreed to provide advice and consultation on financial and related affairs, including, but not limited to, advising the Chairman, Chief Executive Officer and President on an as-needed basis on financial and other related matters.
          Pursuant to the Agreement, for the remainder of fiscal year 2007, the Company will continue to pay Mr. Woodward based upon an annual salary of $383,089, and Mr. Woodward will be eligible for a cash bonus in accordance with the Company’s Annual Executive Bonus Plan for fiscal year 2007. Beginning in fiscal 2008 through the expiration of the Agreement, the Company will pay Mr. Woodward an annual salary of $10,000. Mr. Woodward will also retain any outstanding options or other derivative securities involving Company stock in accordance with the respective terms of agreements covering such options or derivative securities.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
The following exhibits are furnished as part of this Report:

Exhibit Number	Description

10.1	Employment Agreement, by and between Flowers Foods, Inc. and Jimmy M. Woodward, effective September 15, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.
By:	/s/ Stephen R. Avera
	Name:	Stephen R. Avera
	Title:	Sr. Vice-President, Secretary & General Counsel

Date: August 31, 2007

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, by and between Flowers Foods, Inc. and Jimmy M. Woodward, effective September 15, 2007